Exhibit 10.1

NEW RIVER PHARMACEUTICALS INC.

Stock Option Agreement

THIS AGREEMENT dated the ___ day of _______, 20__, between NEW RIVER PHARMACEUTICALS INC., a Virginia corporation (the "Company"), and _______________ (the "Participant"), is made pursuant and subject to the provisions of the Company's Incentive Compensation Plan (the "Plan"), a copy of which has been made available to the Participant. All terms used herein that are defined in the Plan have the same meaning given them in the Plan.

1.    Grant of Option. Pursuant to the Plan, the Company, on _____________, 20__ (the "Date of Grant"), granted to the Participant, subject to the terms and conditions of the Plan and subject further to the terms and conditions herein set forth, the right and Option to purchase from the Company all or any part of an aggregate of ______________________ (________) shares of Common Stock at the option price of $____ per share. This Option is intended to be an "incentive stock option" within the meaning of Section 422 of the Code; provided, however, to the extent that all or any part of the Option does not so qualify, such portion shall be treated as a non-qualified stock option. Such Option will be exercisable as hereinafter provided.

2.    Terms and Conditions. This Option is subject to the following terms and conditions:

(a)    Expiration Date. This Option shall expire at 11:59 p.m. Eastern Time on the day before the ______ anniversary of the Date of Grant.

(b)    Exercise of Option. This Option shall be exercisable with respect to [insert vesting schedule here]. Notwithstanding the preceding sentence, this Option shall be exercisable with respect to all or part of the shares of Common Stock subject to this Option on a Control Change Date. Once this Option has become exercisable in accordance with the two preceding sentences it shall continue to be exercisable until the earlier of the termination of the Participant's rights hereunder pursuant to paragraph 3, 4 or 5 or until the Expiration Date. A partial exercise of this Option shall not affect the Participant's right to exercise this Option with respect to the remaining shares, subject to the conditions of the Plan and this Agreement.

(c)    Method of Exercise and Payment for Shares. This Option shall be exercised by written notice delivered to the attention of the Company's Secretary at the Company's principal executive office. The exercise date shall be (i) in the case of notice by mail, the date of postmark or (ii) if delivered in person, the date of delivery. Such notice shall be accompanied by payment of the option price in full, in cash or cash equivalent acceptable to the Committee, or by the surrender of shares of Common Stock with an aggregate Fair Market Value (determined as of the preceding business day) that, together with any cash or cash equivalent paid by the Participant, is not less than the option price for the number of shares of Common Stock for which the Option is being exercised.

(d)    Transferability. This Option is nontransferable except by will or the laws of descent and distribution. During the Participant's lifetime this Option may be exercised only by the Participant.

3.    Exercise in the Event of Death. This Option may be exercised by the Participant's estate, or the person or persons to whom the Participant's rights under this Option shall pass by will or the laws of descent and distribution, if the Participant dies before the Expiration Date and before the termination of the Participant's rights under paragraph 4 or 5. The Participant's estate or such persons may exercise this Option until the first anniversary of the Participant's death or, if shorter, during the remainder of the period preceding the Expiration Date. The Participant's estate or such persons may exercise this Option for all or part of the number of shares of Common Stock that the Participant was entitled to purchase on the date of his death under subparagraph 2(b).

4.    Exercise by Participant After Termination. This Option may be exercised by the Participant if the Participant's employment with the Company and its Affiliates terminates or is terminated (other than for death or Disability or termination of employment or service for Cause) before the Expiration Date. In that event the Participant may exercise this Option during the 90 day period following the last day that the Participant is employed by the Company or an Affiliate or, if shorter, the remainder of the period preceding the Expiration Date. The Participant may exercise this Option for all or part of the number of shares of Common Stock that the Participant was entitled to purchase under subparagraph 2(b) on the last day that he was employed by the Company or an Affiliate. In the event Participant's employment or service with the Company or an Affiliate terminates for Cause, this Option shall immediately be forfeited and Participant shall have no further rights hereunder. For purposes of this Agreement, the term "Cause" means that a majority of the members of the Board of Directors of the Company ("Board") (other than the Participant, if he or she is a member of the Board) have determined that the Participant: (i) has misappropriated, stolen or embezzled funds or property from the Company or an affiliate of the Company or secured or attempted to secure personally any profit in connection with any transaction entered into on behalf of the Company or any affiliate of the Company; (ii) has been convicted of a felony or entered a plea of "nolo contendre" that, in the reasonable opinion of the Board, brings the Participant into disrepute or is likely to cause material harm to the business, customer or supplier relations, financial condition or prospects of the Company or any affiliate of the Company; (iii) has, notwithstanding not less than 30 days' prior written notice from the Board, willfully and persistently failed to perform (other than by reason of illness or temporary disability, regardless of whether such temporary disability is or suffers from Disability, or by reason of vacation or approved leave of absence) the material duties of his position; (iv) has violated the terms of any confidentiality/non-compete agreement he may have entered into with the Company; (v) has willfully violated or breached any material provision of any employment agreement between the Company and Participant or any material law or regulation to the material detriment of the Company or any affiliates of the Company or its business; or (vi) has engaged in conduct that would result in material injury to the reputation of the Company or any affiliates of the Company if the Participant were to continue to be employed by the Company, including, but not limited to the bankruptcy or insolvency of the Participant or a general assignment by the Participant for the benefit of creditors, and a majority of the disinterested members of the Board has determined that such bankruptcy, insolvency or assignment will cause material injury to the reputation of the Company if the Company were to continue to employ the Participant.

5.    Exercise in the Event of Disability. This Option may be exercised by the Participant if his employment with the Company and its Affiliates terminates on account of the Participant's Disability before the Expiration Date and before the termination of his rights under paragraph 4 or 5. In that event the Participant may exercise this Option until the first anniversary of the last day that he is employed by the Company or an Affiliate or, if shorter, the remainder of the period preceding the Expiration Date. The Participant may exercise this Option for all or part of the number of shares of Common Stock that the Participant was entitled to purchase under subparagraph 2(b) on the last day that the Participant was employed by the Company or an Affiliate. For purposes of this Agreement, the term "Disability" means that the Participant is permanently and totally disabled within the meaning of Section 22(e)(3) of the Code.

6.    Fractional Shares. Fractional shares shall not be issuable hereunder, and when any provision hereof may entitle the Participant to a fractional share such fraction shall be disregarded.

7.    Change in Capital Structure. The terms of this Option shall be adjusted as the Board determines is equitably required in the event the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or other similar changes in capitalization.

8.    Notice. Any notice or other communication given pursuant to this Agreement shall be in writing and shall be personally delivered or mailed by United States registered or certified mail, postage prepaid, return receipt requested, or by a delivery service or courier, to the following addresses:

If to the Company:	New River Pharmaceuticals Inc.
1881 Grove Avenue
Radford, VA 24141
Attention: Corporate Secretary

If to Participant:

Any such notice shall be deemed to have been given (a) on the date of postmark, in the case of notice by mail, or (b) on the date of delivery, if delivered in person. Any change in the above address shall be provided to the other party in writing.

9.    Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia.

10.    Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the date hereof and the provisions of this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the date hereof.

11.    Participant Bound by Plan. The Participant hereby acknowledges that a copy of the Plan has been made available to the Participant and agrees to be bound by all the terms and provisions thereof.

12.    No Right to Continued Employment. This Option does not confer upon the Participant any right with respect to continuance of employment with the Company or an Affiliate and does not interfere with the right of the Company or an Affiliate to terminate the Participant's employment.

13.    Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Participant and the successors of the Company.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by a duly authorized officer, and the Participant has affixed his signature hereto as of the date first written above.

NEW RIVER PHARMACEUTICALS INC.	[PARTICIPANT]

By: